Exhibit 10.1

SHAREHOLDER’S DEED

BY AND BETWEEN

TRONOX LIMITED

THOMAS CASEY

AND

EXXARO RESOURCES LIMITED

AS OF

15 June 2012

TABLE OF CONTENTS

Page

1.	The Company’s Representations and Warranties	1
2.	The Shareholder’s Representations and Warranties	2
3.	Covenants and Agreements of the Shareholder	3
4.	Preemptive Rights	6
5.	Transfer Restrictions	8
6.	Flip-in Rights	10
7.	Other Rights	15
8.	Legend on Certificates	16
9.	Governance Matters	16
10.	Registration Rights	22
11.	Termination	29
12.	Affiliates	30
13.	Specific Performance	30
14.	Responsibility for Compliance; Shareholder Capacity	30
15.	Additional Shareholder	31
16.	No Circumvention	31
17.	Amendment and Modification	31
18.	Notices	31
19.	Severability	32
20.	Assignment	32
21.	Governing Law	33
22.	Jurisdiction and Venue	33
23.	Waiver of Jury Trial	34
24.	Counterparts	34
25.	Headings; Construction	34
26.	Joint Draft	34
27.	Entire Agreement	34
28.	Third Parties	35

Exhibit A – Form of Deed of Accession

i

SHAREHOLDER’S DEED

SHAREHOLDER’S DEED (this “Deed”), dated as of 15 June 2012, by and between Tronox Limited, ACN 153 348 111 (the “Company”), Thomas Casey (the “Additional Shareholder”) and Exxaro Resources Limited, a corporation organized under the laws of South Africa (“ERL” and together with the other Permitted Transferees (as defined below) that become parties to this Deed from time to time pursuant to Sections 5(a)(i) or 5(c)(ii), each, individually and collectively, the “Shareholder”).

WHEREAS, the Company and the Shareholder, among others, have entered into a certain Amended and Restated Transaction Agreement, dated as of April 20, 2012 (together with other agreements contemplated thereby, the “Transaction Agreements”);

WHEREAS, immediately following consummation of the transactions contemplated by the Transaction Agreements, the Shareholder will own one hundred percent (100%) of the Company’s issued Class B Shares (the “Class B Shares”) and Additional Shareholder will own one Class A Share;

WHEREAS, as a condition to, among other things, the Company’s and the Shareholder’s willingness to enter into and perform their respective obligations under the Transaction Agreements, the Company and the Shareholder have agreed to enter into this Deed simultaneously with the closing of the transactions contemplated by the Transaction Agreements.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Transaction Agreements and intending to be legally bound hereby, the parties hereto agree as follows:

1. The Company’s Representations and Warranties.

The Company represents and warrants to the Shareholder as follows:

(a) Good Standing. The Company is a company limited by shares under the Corporations Act 2001 (Cth) (Australia) (the “Corporations Act”) registered under the laws of Western Australia, Australia;

(b) Authority. The Company has full legal capacity and power to enter into this Deed and carry out the transactions that this Deed contemplates;

(c) Binding Agreement. This Deed has been duly and validly authorized, executed and delivered by the Company and, assuming the accuracy of the representation and warranty of the Shareholder in Section 2(c), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought; and

(d) No Conflict. The execution and delivery of this Deed and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the constitution of the Company, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking, to which the Company is a party or by which the Company or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body (each, an “Authority”) to which the Company or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair in any material respect the ability of the Company to perform its obligations hereunder.

2. The Shareholder’s Representations and Warranties.

The Shareholder represents and warrants to the Company as follows:

(a) Good Standing. ERL is a company limited by shares organized under the laws of South Africa;

(b) Authority. The Shareholder has full legal capacity and power to enter into this Deed and carry out the transactions that this Deed contemplates;

(c) Binding Agreement. This Deed has been duly and validly authorized, executed and delivered by the Shareholder, and, assuming the accuracy of the representation and warranty of the Company in Section 1(c), constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought;

(d) Ownership of Voting Shares. Immediately following consummation of the transactions contemplated by the Transaction Agreements, (i) except for the Class B Shares issued to, and beneficially owned by, the Shareholder pursuant to the Transaction Agreements and the Shareholder’s rights arising under the Transaction Agreements, neither the Shareholder nor any of its Affiliates (for the purposes of this Deed, the term “Affiliates” shall be defined as such term is defined on the date hereof under the rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), provided that for purposes of this Deed the Company and the Shareholder shall not be deemed to be Affiliates of each other), (1) beneficially owns any equity securities of the Company entitled to vote at any meeting of members of the Company, including the Company’s Class A Shares (the “Class A Shares”) and Class B Shares (together, “Voting Shares”) or (2) possesses any rights to acquire any Voting Shares or (3) has any voting power (as defined below) in the Company; and (ii) the Shareholder owns such Class B Shares free and clear of any liens, restrictions on transfer (other than any restrictions under the Securities Act, the applicable securities laws of any other jurisdiction and the provisions of this Deed and the other Transaction Agreements), options, warrants, rights, calls, commitments, proxies or other contract rights; and

(e) No Conflict. The execution and delivery of this Deed and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, constitutive documents of the Shareholder, any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking, to which the Shareholder is a party or by which the Shareholder or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the Shareholder or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair in any material respect the ability of the Shareholder to perform its obligations hereunder.

(f) For purposes of this Deed, the term “Voting Power” shall have the meaning specified in section 610 of the Corporations Act, except that any relevant interest or association arising by virtue of rights set out in the Company’s constitution is to be disregarded.

3. Covenants and Agreements of the Shareholder.

(a) Restriction on Acquisition of Voting Shares during the Standstill Period. For the period beginning on the date hereof and ending on the third anniversary of the date hereof (such period, the “Standstill Period”), except (i) as a result of a share distribution or share split made available to holders of Voting Shares generally, or (ii) as specifically permitted by this Deed, the Shareholder will not, and will cause each of its Affiliates not to, (x) effect or seek to effect, participate in or knowingly assist (including by providing financing) any other person to effect, any acquisition or exercise any attribute of Beneficial Ownership (as defined below), directly or indirectly (including through any takeover offer), of any Voting Shares if after such acquisition or exercise, the Shareholder and its Affiliates will have Beneficial Ownership, in the aggregate, of 45% or more of the Voting Shares (the “Standstill Limit”), or (y) publicly disclose any intention or plan relating to any of the actions set forth in the preceding clause (x), or make any disclosure privately to the Company or another person in a form that would reasonably be expected to require the Company to make a public announcement that it has received a proposal regarding such intention or plan; provided that this Section 3(a) shall not restrict the exercise of Beneficial Ownership over any of the Class B Shares Beneficially Owned by the Shareholder, subject to the terms and conditions of this Deed. An increase of the Voting Power of the Shareholder or an Affiliate of the Shareholder which occurs in compliance with this Section 3(a) is exempted from rule 11.3 of the Company’s constitution. For purposes of this Deed, “Beneficial Ownership” shall have the meaning ascribed to the term “beneficial ownership” in Rule 13d-3 under the Exchange Act without regard to the sixty day requirement in Rule 13d-3(d)(1)(i) and, in addition, the term “Beneficial Ownership” shall also include any Voting Shares for which a disclosure obligation exists for the Voting Shares pursuant to Section 13(d)(1)(E) of the Exchange Act in respect of any derivative transaction or derivative securities. The term “Beneficially Owned” shall be construed accordingly.

(b) Restrictions on Certain Change of Control Transactions. During the Standstill Period, Shareholder will not engage in any transaction or series of transactions that would result in a Change of Control (as defined below) of the Shareholder if, as a result of such transaction(s), a Change of Control of the Company would occur, except for transactions between the Shareholder’s shareholders to which the Shareholder is not a party or participant; provided, however, that the Shareholder may cure any potential breach of this Section 3(b) by Transferring such number of Voting Shares as is necessary to avoid breaching this Section 3(b) prior to the completion of any Change of Control transaction (notwithstanding any of the transfer restrictions contained in Section 5). For purposes of this Section 3(b), a “Change of Control” means, with respect to any person, in one or a series of related transactions, (i) the sale or other disposition of all or substantially all of such person’s assets to any other person, (ii) the sale or other disposition of more than 50% of the securities having ordinary voting power for the election of directors or other governing body of such person to any other person, (iii) the merger, amalgamation or consolidation of such person with or into another person or similar transaction with the effect that another person(s) (other than such person’s existing shareholders prior to such transaction) Beneficially Owns, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body of the person surviving such transaction, or (iv) the liquidation or dissolution of such person. For the avoidance of doubt, when applied to the Company, the percentages referred to in the foregoing Sections 3(b)(ii) and (iii) shall be determined after taking into consideration both the Class A Shares and the Class B Shares.

(c) Restriction on Acquisition of Voting Shares after the Standstill Period. After expiration of the Standstill Period and for as long as this Deed remains in effect, the Shareholder will not, and will cause each of its Affiliates not to, acting alone or through participation with a Section 13(d) Group (as defined below), acquire or intend to acquire Beneficial Ownership of any Voting Shares (including through the acquisition of ownership or control of another member of the Company) if, following such acquisition, the Shareholder and its Affiliates will have Beneficial Ownership greater than or equal to 50% of the Voting Shares (the “Limit”); unless the Shareholder complies with the following procedures:

(i) The Shareholder must first bring any proposal to equal or exceed the Limit to the Company’s Board of Directors (the “Board”) on a confidential basis and in a form which would not reasonably be expected to require the Company to make a public announcement concerning such proposal. The proposal must be either for a takeover offer for all of the Voting Shares in the Company made pursuant to Chapter 6 of the Corporations Act generally (a “Takeover Offer”) or for a negotiated transaction with the Company (each an “Acquisition Proposal”). Authority for the review, negotiation and recommendation to the Board and, if applicable, the Company’s members of any such Acquisition Proposal will be delegated to the Special Committee (as defined in Section 9(e) below). An Acquisition Proposal by the Shareholder on which the Special Committee and Shareholder reach agreement pursuant to this Section 3(c) is exempted from rules 11.1 and 11.3 of the Company’s constitution.

(ii) The Shareholder and the Special Committee shall negotiate the Acquisition Proposal in good faith for 30 days in order to reach a mutually acceptable arrangement in respect of the Acquisition Proposal that is in the best interest of the Company’s members.

(iii) If the Special Committee and the Shareholder cannot reach an agreement on the Acquisition Proposal or if the Special Committee cannot recommend the Acquisition Proposal to the Board or the Company’s members at the end of such 30-day negotiating period, then the Shareholder, either acting alone or through its participation with a Section 13(d) Group, may make a takeover offer to acquire all, but not less than all, of the issued Voting Shares held by Non-affiliated Members (as defined below) (a “Unilateral Takeover Offer”); provided that it must be a condition of any such Unilateral Takeover Offer that at the time the Unilateral Takeover Offer becomes unconditional, binding acceptances have been received from at least a majority of the Voting Shares held by Non-affiliated Members and those members have no right to withdraw their acceptances, and such condition may not be waivable by the offeror for the Unilateral Takeover Offer or any other person (the “Non-waivable Majority of Minority Condition”). A Unilateral Takeover Offer by the Shareholder in compliance with this Section 3(c) is exempted from rule 11.3 of the Company’s constitution.

(iv) An increase of the Voting Power of the Shareholder or an Affiliate of the Shareholder which occurs in compliance with this Section 3(c) is exempted from rule 11.3 of the Company’s constitution.

(v) For purposes of this Deed, “Non-affiliated Members” means those holders of Voting Shares other than Shareholder, its Affiliates and members of its Section 13(d) Group, if any.

(vi) For purposes of this Deed, a “Section 13(d) Group” means any Person acting together with its Affiliates and any other members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act of which it is a part, either through a formal agreement or an informal arrangement.

(vii) Notwithstanding the foregoing, Beneficial Ownership increases that cause the Shareholder to exceed the Limit which result directly from share distributions or share splits made available to holders of Voting Shares generally or a reduction in the Company’s share capital shall not be deemed to have caused the Shareholder or an Affiliate to exceed the Limit if the Shareholder or Affiliate reduces its Beneficial Ownership in the Voting Shares below the Limit within three months of such event; provided, however, that the Shareholder shall not and shall procure that its Affiliate does not vote any Voting Shares it holds in excess of the Limit during the period its Beneficial Ownership exceeds the Limit.

(d) Quorum. During the Standstill Period, the Shareholder shall be present, in person or by proxy at all meetings of members of the Company so that all Voting Shares Beneficially Owned by the Shareholder shall be counted for purposes of determining the presence of a quorum at such meetings, although the Shareholder shall not be required to vote at meetings of members of the Company. Concurrent with entry into this Deed, the Shareholder (or each Shareholder if there is more than one) will execute a standing proxy in accordance with the

Company’s constitution in favor of the Company’s chairman for the time being which provides (i) that the Shareholder’s Voting Shares will be counted for quorum purposes but will not be voted in favor of or against any proposal submitted to members at that meeting, (ii) for automatic revocation at the end of the Standstill Period, and (iii) suspension of the proxy for a meeting if (A) the Shareholder deposits a proxy for that meeting under rule 15.3 of the Company’s constitution or (B) the Shareholder attends that meeting.

(e) Restrictions on Participation in Certain Class A Shares Votes. Subject to Section 3(g), the Shareholder will not, directly or indirectly, through one or more intermediaries or otherwise, and will cause each of its Affiliates not to, acting alone or as part of a Section 13(d) Group, (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to any Class A Shares (including by the execution of actions by written consent) or become a “participant” in any “election contest” (as such terms are defined or used in Regulation 14A under the Exchange Act), in each case, with respect to any Class A Director or position or (ii) seek to advise, encourage or influence (including with respect to the nomination of any nominees) any person or group with respect to the voting of any Class A Shares (including any “withhold the vote” or similar campaign with respect to the Company or the Board) with respect to any Class A Director or position, regardless of whether the Company is subject to the rules and regulations promulgated under the Exchange Act; provided, however, that the Shareholder shall not be prevented hereunder from being a “participant” in support of the management of the Company, by reason of the membership of the Class B Directors on the Board or exercise of the Shareholder’s Beneficial Ownership of Class B Shares in accordance with this Deed.

(f) Voting at meetings of members. Subject to Section 3(g) if, notwithstanding any provision in the Company’s constitution, the Shareholder is eligible or entitled to vote on the removal of a Class A Director (as defined below), the Shareholder undertakes that it will not exercise its right to vote on a resolution for the removal of a Class A Director.

(g) Certain restrictions cease to apply. Sections 3(e) and 3(f) cease to apply to the Shareholder if the Shareholder’s Beneficial Ownership of Voting Shares exceeds fifty percent as a result of: (i) an Acquisition Proposal on which the Shareholder and Special Committee have reached agreement pursuant to Section 3(c) (provided that in the case of an Acquisition Proposal proceeding by way of negotiated Takeover Offer, the Takeover Offer must have become wholly unconditional) or (ii) a Unilateral Takeover Offer by it in compliance with Section 3(c)(iii) containing a Non-waivable Majority of Minority Condition becoming wholly unconditional.

4. Preemptive Rights.

(a) During the period beginning on the date hereof and ending on the date on which the Class B Voting Interest (as defined in Section 9 (c) below) is less than 7.5%, if the Company issues any additional Voting Shares (an “Additional Issuance”), except for issuances pursuant to (i) any option to acquire Voting Shares, warrant, convertible security or other right to purchase shares of the Company existing at the date of this Deed, (ii) any benefit plan or other employee or director plan or arrangement or any awards granted thereunder, (iii) an employee share ownership or purchase plan, or (iv) any share split, share distribution or similar distribution made available to holders of Voting Shares generally (including the Shareholder) (each a “Permitted Issuance”), then during the 30-day period following the date on which the Company has given the Shareholder written notice of the occurrence of the Additional Issuance, the Shareholder shall be entitled to subscribe for (and the Company must, subject to the Corporations Act, issue), at the then Current Market Price (as defined below) of Class A Shares, up to that number of Class B Shares obtained by calculating, on the third business day (as defined in the Company’s constitution) prior to the closing date of such issue, (1) the product of (A) the quotient of (x) the number of Class B Shares owned by the Shareholder immediately prior to the Additional Issuance divided by (y) the aggregate number of Voting Shares immediately prior to the Additional Issuance and (B) the aggregate number of Voting Shares being issued by the Company in the Additional Issuance and (2) subtracting from such product the number of Class B Shares, if any, issued to, or purchased by, the Shareholder in such Additional Issuance and the number of Voting Shares otherwise acquired by the Shareholder during the period beginning on the date of the Additional Issuance until the third business day prior to the closing date of such issue. If there is more than one registered holder of Class B Shares at the date of an Additional Issuance, the entitlement of each Shareholder to subscribe for Class B Shares under Section 4(a) will be apportioned (as nearly as practicable) among, the Shareholders in proportion to the number of Class B Shares each Shareholder holds and otherwise in accordance with Section 4(a).

(b) For purposes hereof, the “Current Market Price” on the date of the calculation thereof shall be deemed to be the arithmetic average of the volume weighted average price per Class A Share for each of the 30 consecutive Trading Days immediately prior to such date (x) if the Class A Shares are not listed or admitted for trading on any national, international or foreign securities exchange but trades in the Class A Shares are otherwise quoted or reported by the OTC Bulletin Board service (the “OTCBB”) or such other quotation system then in use, as reported by Bloomberg (or in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank), or (y) if the Class A Shares are listed or admitted for trading on any national, international or foreign securities exchange, as reported by such exchange (provided that if the Class A Shares are listed on more than one national, international or foreign securities exchange, then the national, international or foreign securities exchange with the highest average trading volume for the Class A Shares during the 30 Trading Day period shall be used for such purpose; provided further that in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank); provided, however, that in the event that the Current Market Price per share of the applicable Voting Shares is determined during a period following the announcement by the Company of (A) a dividend or distribution on such Voting Shares payable in such Voting Shares or securities convertible into such Voting Shares, or (B) any conversion, subdivision, combination, consolidation, reverse share split or reclassification of such Voting Shares, and the ex-dividend date for such dividend or distribution, or the record date for such conversion, subdivision, combination, consolidation, reverse stock split or reclassification shall not have occurred prior to the commencement of the requisite 30 Trading Day period, then the Current Market Price shall be properly adjusted to take into account ex-dividend trading.

(c) If the Class A Shares are not publicly held or not so listed or traded, Current Market Price per share shall mean the fair value per share as determined in good faith by an Approved Bank (as defined below), whose determination shall be conclusive for all purposes. The term “Trading Day” shall mean a day on which the OTCBB is open for the transaction of business or, if the Class A Shares are listed or admitted to trading on the applicable national, international or foreign securities exchange, a day on which such national, international or foreign securities exchange is open for transaction of business. The term “Approved Bank” shall mean the highest-ranking investment bank (other than the first-ranked investment bank) as determined by reference to the Thomson Reuters League Tables (or successor thereto) for worldwide M&A for the most recently completed calendar year that is willing to perform such determination and has not otherwise worked on a material mandate for either the Company or the Shareholder during the preceding twelve-month period.

5. Transfer Restrictions.

(a) Restrictions on Transfers during the Standstill Period.

(i) During the Standstill Period and except as otherwise provided in Section 6, the Shareholder shall not Transfer (as defined below) any Voting Shares or any interest therein, except for:

(1) any Transfer to a Controlled Affiliate (as defined below) of the Shareholder;

(2) any Transfer to a person who will acquire in the relevant Transfer Class B Shares in an amount equal to or greater than 20% of the Company Voting Shares, and which Transfer has been approved by the Class A Directors (as defined below) (which approval will not be unreasonably withheld or delayed);

(3) any Transfer to a nominee or broker of the Shareholder provided that there is no change in Beneficial Ownership of the shares so Transferred and provided further that concurrently with the Transfer the broker or nominee has executed a standing proxy of the kind referred to in Section 3(d); or

(4) any pledge of the Voting Shares to, or the creation of an encumbrance or lien on the Voting Shares by, a bank, licensed securities firm, investment bank or pension fund (a “Permitted Financial Institution”) to secure bona fide borrowings from such person, which pledge, encumbrance and lien will be expressly subject to the terms of this Deed; provided that (A) it is a condition precedent to enforcement of the pledge, encumbrance or lien that, prior to enforcement, the Permitted Financial Institution executes a deed of accession substantially in the form set out in Exhibit A agreeing to be bound by this Deed as if that Permitted Financial Institution were a party to the Deed, including the obligation to ensure that any subsequent Transfer occurs in accordance with this Section 5 and (B) the Shareholder has delivered notice of such arrangement to the Company within two business days after entering into a contract in respect of such arrangement;

provided that in each case of items (1) and (2), the transferee executes a deed of accession substantially in the form set out in Exhibit A agreeing to be bound by this Deed as if a party hereto and such deed of accession shall be executed by the parties hereto and in case of item (1) the assignee shall thereafter be deemed to be, jointly and severally, the “Shareholder” hereunder. The transfer in each of clauses (a)(i)(1), (2), (3) and (4) and (5)(c) is referred to as a “Permitted Transfer,” and the transferee in any Permitted Transfer is referred to as a “Permitted Transferee”). Any Class B Shares Transferred to a Permitted Transferee as a result of a Permitted Transfer shall remain so designated. No Permitted Transfer in each of clauses (a)(i)(1), (3) and (4) shall relieve the Shareholder from any of its obligations hereunder with respect to the Voting Shares so Transferred provided that in respect of a Permitted Transfer in clause (a)(i)(4), the Shareholder shall be relieved of its obligations hereunder with respect to the Voting Shares the subject of an enforcement action which are so Transferred upon the Permitted Financial Institution enforcing the pledge, encumbrance or lien the subject of the Permitted Transfer in compliance with clause (a)(i)(4), including the obligation to ensure that any subsequent Transfer occurs in accordance with this Section 5. A Permitted Transfer made in compliance with this Section 5(a) is exempted from rule 11.3 of the Company’s constitution.

The Shareholder undertakes to procure that any Class B Shares Transferred in accordance with clause (1) to a Permitted Transferee are Transferred back to the Shareholder or to a Controlled Affiliate of the Shareholder prior to that Permitted Transferee ceasing to be Controlled Affiliate of the Shareholder.

(ii) For purposes hereof, a “Controlled Affiliate,” with respect to the Shareholder, shall mean any person that, directly or indirectly through one or more intermediaries, is controlled by the Shareholder. The Shareholder shall be deemed to control another person if the Shareholder possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.

(iii) For purposes hereof, “Transfer” of a Voting Share shall mean any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other transfer or disposition (including by way of spin-off, hedging or derivative transactions, any other transaction that hedges or transfers, in whole or in party, the economic consequences of ownership, or otherwise) of such Voting Share or any legal, beneficial or economic interest therein, whether or not for value and whether voluntary or involuntary or by operation of law or by transfer of any economic or ownership interest in any person, directly or indirectly, beneficially owning such Voting Shares. A “Transfer” shall also include, without limitation, a transfer of a Voting Share to a broker or other nominee, or the transfer of, or entering into a binding agreement with respect to, the power (whether exclusive or shared) to vote or direct the voting of such Voting Share by proxy, voting agreement or otherwise.

(b) Takeover Offers. The restrictions and limitations on Transfers contained in this Section 5 shall not apply to acceptance of any takeover offer for all the Voting Shares in the Company where Shareholder is not a participant or a member of the offeror’s Section 13(d) Group.

(c) Transfers after the Standstill Period. For the purposes of rule 11.3 of the Company’s constitution a Transfer of Class B Shares by the Shareholder after the Standstill Period which, but for this Section 5(c), would be subject to rule 11.3 is exempted from the requirements of rule 11.3 if the following requirements are satisfied:

(i) the transferee executes a deed of accession substantially in the form set out in Exhibit A agreeing to be bound by this Deed as if a party hereto and the parties hereto shall execute such deed of accession;

(ii) no person’s Voting Power in the Company would be equal to or greater than 50% as a result of the Transfer; and

(iii) the Transfer has been approved by a resolution passed by a majority of votes attached to all issued Voting Shares, other than shares held by the transferor, transferee or any associate (as that term is defined in the Corporations Act) of either of them.

(d) Obligation to Notify. The Shareholder shall give the Company notice promptly upon the disposition hereunder of any Voting Shares. Acquisitions of Beneficial Ownership, Transfers or other distributions of Voting Shares in violation of the provisions of this Deed shall be null and void ab initio, and the Voting Shares subject to such purchase, Transfer or other disposition shall remain subject to this Deed.

(e) Constitution. For the avoidance of doubt, nothing in this Section 5 (or any other term of the Deed) shall relieve the Shareholder or any other member of the Company of an obligation in the Company’s constitution in relation to any Transfer of a Voting Share.

(f) No Conversion. Permitted Transfers (including, for the avoidance of doubt, Transfers of Class B Shares pursuant to Section 5(c)) are expressly exempt from the operation of rule 29.2 of the Company’s constitution.

6. Flip-in Rights.

(a) Put and Call Options. At any time after expiry of the Empowerment Period (as defined below) and at such other times as are permitted by the SASA and if, in the opinion of South African counsel to the Company, all requisite consents, approvals, and licenses are in place for the same to occur (including, without limitation, approval from the South African Reserve Bank and whatever approvals may be required under the mining rights and prospecting rights held by each of the Company’s South African subsidiary companies (each, a “South African Subsidiary”)), then, subject to Sections 6(b) to 6(e):

(i) upon five (5) business days’ notice to the Company, ERL has the right to put all (but not less than all) of the shares it holds (A) in each South African

Subsidiary as at the date of the SASA (as defined below) (the “South African Shares”) to the Company for purchase in exchange for the issuance to ERL of 1,449,207 fully paid Class B Shares, subject to adjustment for share splits and similar events from the completion of the transactions contemplated by the Transaction Agreements (the “Flip-in Shares”), and (B) all (but not less than all) of any additional shares it holds in each South African Subsidiary to the Company (the “Additional South African Shares”) for purchase in exchange for the issuance to ERL of the number of fully paid Class B Shares (the “Further Flip-in Shares”) equal to (x) the quotient obtained by dividing the Fair Value (as defined in and determined in accordance with the SASA) by the Current Market Price (y) multiplied by the number of Additional South African Shares (the “Put Option”); and

(ii) upon five (5) business days’ notice to the Shareholder, the Company has the right to call all (but not less than all) of the South African Shares and Additional South African Shares upon issuance to ERL of the Flip-in Shares and the Further Flip-in Shares (the “Call Option”).

(iii) On the date that it acquires the Flip-in Shares, ERL also shall have the right to subscribe for such number of fully paid Class B Shares as is equal to the aggregate number of Class B Shares that ERL could have subscribed for pursuant to a complete exercise of its preemptive rights pursuant to Section 4 if it had owned the Flip-in Shares continuously since the date of this Deed (the “Additional Flip-in Shares”). The price at which ERL shall subscribe for the Additional Flip-in Shares shall be an aggregate amount equal to the sum of the Current Market Prices that would have applied to such Additional Flip-in Shares at the time of their respective issuances had they been issued at such time.

(iv) Where each of the Company and ERL has sent a notice exercising its option under clause (i) or (ii) above (as appropriate), the notice received second in time will be deemed to be ineffective.

(v) If there is a different notice period in the SASA with respect to the exercise of the Put Option or the Call Option, that notice period shall prevail.

(b) Limits on Exercise of the Put Option and Call Option.

(i) During the Standstill Period, the Put Option, the subscription right in Section 6(a)(iii) and the put option in Section 6(c) must not be exercised if it would cause the number of Voting Shares Beneficially Owned by the Shareholder and its Affiliates to exceed the Standstill Limit.

(ii) After the Standstill Period, if exercise of the Put Option, the subscription right in Section 6(a)(iii) or the put option in Section 6(c) would cause the number of Voting Shares Beneficially Owned by the Shareholder and its Affiliates to exceed the Limit, then the Put Option, the subscription right in Section 6(a)(iii) or the put option in Section 6(c) (as the case may be) must not be exercised until a Takeover Offer for the Company (containing a Non-waivable Majority of Minority Condition) made by the Shareholder in accordance with Section 3(c)(iii) has become wholly unconditional;

provided however, that ERL may exercise the Put Option, the subscription right in Section 6(a)(iii) or the put option in Section 6(c) (as the case may be) in such circumstances for such number of South African Shares and Additional South African Shares as would not result in the Shareholder and its Affiliates exceeding the Limit.

(iii) If exercise of the Call Option by the Company would cause the number of Voting Shares Beneficially Owned by the Shareholder and its Affiliates to exceed the Standstill Limit or the Limit, as then applicable, Section 3(a) or 3(c), as applicable, does not apply to such acquisition of Beneficial Ownership of Voting Shares as a result of exercise of the Call Option but shall apply to any acquisitions thereafter.

(iv) For the purposes of rule 11.3 of the Company’s constitution, an increase in the Voting Power of the Shareholder or an Affiliate of the Shareholder as a result of the issue of Flip-in Shares and Further Flip-in Shares as a result of exercise of the subscription right in Section 6(a)(iii), the Put Option, the Call Option, or the put option or call option in Section 6(c) in compliance with this Section 6 is exempted.

(v) If the issue of Flip-in Shares or Further Flip-in Shares as a result of exercise of the Put Option or the Call Option would result in a breach of section 606 of the Corporations Act, the Put Option and the Call Option must be exercised in respect of such number of South African Shares and Additional South African Shares as would not result in a breach and (A) the party who exercised the Put Option or the Call Option must exercise that option in respect of the balance of the South African Shares and Additional South African Shares as soon as the issue of the relevant Flip-in Shares and Further Flip-in Shares would not result in such a breach and (B) ERL must not, and must use is best efforts to ensure that its Affiliates do not, take any action which would prevent the issue of Flip-in Shares and Further Flip-in Shares pursuant to the Put Option or the Call Option occurring as soon as possible.

(vi) If only some of the South African Shares or Additional South African Shares are subject to an exercise of the Put Option or Call Option in compliance with this Section 6, then:

(1) the number of such shares will be pro rata to the total number of shares in each South African Company; and

(2) the order in which South African Shares and Additional South African Shares will be exchanged is as follows (A) first, all (or such number that is required to satisfy exercise of the Put Option or Call Option) of the South African Shares will be exchanged for Flip-in Shares, and (B) when there are no more South African Shares, all (or such number that is required to satisfy exercise of the Put Option or Call Option) of the Additional South African Shares will be exchanged for Flip-in Shares.

(c) Partial Put Option and Call Option. If at any time during the Empowerment Period there are Excess SA Shares, (i) ERL has the right to put all (but not less than all) and (ii) the Company has the right to call all (but not less than all) of the Excess SA

Shares on the terms and conditions set out in this Section 6, with the number of Flip-in Shares and Further Flip-in Shares adjusted accordingly. For the purposes of this Deed, “Excess SA Shares” means the number of shares obtained by subtracting the number of shares in the South African Subsidiaries that must be held by ERL to satisfy the Ownership Requirements (as that term is defined in the SASA) from the total number of South African Shares.

(d) Immediate exercise of Put Option. If a person other than ERL and its Affiliates (or any Section 13(d) Group of which any such person is a member) acquires Beneficial Ownership of greater than fifty percent of the Company, ERL may immediately exercise the Put Option.

(e) Automatic termination of Put Option and Call Option. The Put Option and the Call Option shall automatically terminate if ERL and/or its Affiliates acquire more than fifty percent of the issued share capital of the South African Subsidiaries other than in circumstances where ERL and/or its Affiliates acquire such additional shares under the SASA in order to satisfy the Ownership Requirements.

(f) South African CGT.

(i) Where the Company exercises the Call Option and, as a direct result thereof, there is a South African capital gains tax assessed on ERL in respect of the South African Shares that are the subject of the Call Option, subject to clause (ii) below, the Company shall indemnify ERL for an amount equal to the difference between (A) the amount of South African capital gains tax that was actually so assessed on and paid by ERL and (B) the amount of South African capital gains tax that would have been so assessed on ERL if ERL had exercised the Put Option on the date of this Deed.

(ii) If the Company is considering whether to exercise the Call Option, ERL must, following a written request from the Company, use its best efforts to estimate the South African capital gains tax that would be payable by the Company under the indemnity in clause (i) above if the Call Option were exercised on a date specified by the Company, including providing evidence for the basis of ERL’s calculation to the reasonable satisfaction of the Company.

(iii) If ERL receives an assessment (the “Assessment”) of South African capital gains tax in respect of South African Shares the subject of the Call Option (the “Call Option CGT”), it must provide a copy of the Assessment to the Company within five days. ERL must (at the sole expense and cost of the Company):

(1) follow the Company’s reasonable directions in relation to the Assessment, which directions may include, without limitation:

(a) disputing the Assessment and defending proceedings in relation to it (including choice of counsel);

(b) bringing proceedings to recover any money paid in respect of the Assessment (including choice of counsel);

(2) not enter into any settlement of or otherwise compromise any matter which relates to Call Option CGT without the consent of the Company, acting reasonably;

(3) keep the Company fully and timely informed with respect to all aspects of conduct of any dispute or proceedings and discussions with any revenue authority in relation to the Assessment and, where appropriate, enable representatives of the Company to participate in such discussions; and

(4) reasonably cooperate with the Company in relation to the conduct of any dispute or proceedings and make personnel, records, materials and information available to the Company for this purpose,

provided that in determining what are reasonable directions by the Company under this Section 6(f)(iii)(1), regard shall be had to the prospect of success of the proceedings or actions contemplated by such directions.

(iv) If the Company makes a payment in respect of the Call Option CGT and ERL subsequently receives a refund of tax of Call Option CGT, ERL must promptly pay the refund to the Company.

(g) For the avoidance of doubt, the preemptive rights provided in Section 4 shall not apply to the issuance of the Flip-in Shares, Further Flip-in Shares or the Additional Flip-in Shares. For a period of six months following ERL’s acquisition of the Flip-in Shares and Further Flip-in Shares, ERL shall be released from the transfer restrictions provided in Section 5 solely in respect of the Transfer of such number of Voting Shares having a value, based on the Current Market Price of the Voting Shares, equal to the amount of any taxes or other similar payments that ERL must make as a result of exchanging the South African Shares for the Flip-in Shares and Further Flip-in Shares and subscribing for the Additional Flip-in Shares (other than tax for which it is indemnified pursuant to clause (f)).

(h) In the event that either the Put Option or the Call Option, as contemplated in this Section 6 respectively, is exercised, then the exchange of the South African Shares and the Additional South African Shares for the Flip-in Shares and Further Flip-in Shares shall be effected as follows:

(i) the holder of the Put Option undertakes that immediately upon the exercise of either the Call or the Put Option (as the case may be), that it shall transfer the South African Shares and the Additional South African Shares, free and clear of any liens, restrictions on transfer (other than any restrictions under the Securities Act, applicable state securities laws and the provisions of this Deed), options, warrants, rights, calls, commitments, proxies or other contract rights to the Company; and

(ii) the Company undertakes that it shall simultaneously with the transfer pursuant to Section 6(h)(i) above, allot and issue the Flip-in Shares and the Further Flip-in Shares to the holder of the Put Option, in consideration for all of the South African Shares and the Additional South African Shares referred to in Section 6(h)(i) above.

(i) In the event that ERL exercises its right to subscribe for Additional Flip-in Shares under Section 6(a)(iii), the subscription for the Additional Flip-in Shares shall be effected as follows:

(i) ERL must notify the Company in writing of its intention to subscribe for the Additional Flip-in Shares on the date that its gives notice of its intention to exercise the Put Option;

(ii) the Company must advise the aggregate subscription price calculated in accordance with Section 6(a)(iii) no later than two business days prior to the date on which the Additional Flip-in Shares are proposed to be issued;

(iii) ERL must deposit the aggregate subscription price in a bank account nominated in writing by the Company in immediately available funds; and

(iv) the Company undertakes that it shall allot and issue the Additional Flip-in Shares in consideration for payment of the aggregate subscription price referred to in Section 6(i)(iii) above.

(j) For the purposes hereof, “ERL” shall mean ERL or any other person who has acquired the South African Shares or the Additional South African Shares in accordance with the South African Shareholders Agreement, including by acceding to that agreement (“ERL Successor”); provided, however, that, notwithstanding anything else in this Deed, the Company has no obligation to issue Class B Shares to an ERL Successor unless and until the ERL Successor has agreed in a writing satisfactory in form and substance to the Company to be bound by this Deed as if a party hereto.

(k) For the purposes hereof, “SASA” shall mean the South African Shareholders’ Agreement, dated as of the date hereof, by and among the Company, Tronox Sands Holdings Pty Limited ACN 154 709 332, ERL and the South African Subsidiaries.

(l) For the purposes hereof, “Empowerment Period” shall have the meaning assigned to such term in the SASA.

(m) The Company may, by giving notice in writing to ERL, require that some or all of the South African Shares or Additional South African Shares which are to be transferred to the Company pursuant to this Section 6 be transferred to Tronox Sands Holdings Pty Limited instead of the Company.

7. Other Rights.

(a) Matching Rights. If any other person who is or becomes a holder of 3% or more of the Voting Shares is granted rights by the Company as a shareholder of the Company (solely in such capacity) that are more favorable to such shareholder than the rights granted to the Shareholder pursuant to this Deed, the Company shall promptly cause this Deed to be amended to cause the corresponding rights to be provided to the Shareholder under this Deed. In determining whether a holder of Voting Shares is granted rights more favorable than the rights granted to the Shareholder under this Deed, no account shall be taken of any restrictions or obligations to which the Shareholder is subject under this Deed or to which such holder agrees.

(b) Dividend Reinvestment Plans. For as long as the Class B Voting Interest (as defined below) is at least 7.5%, the Company may not adopt, approve or recommend to the Company’s shareholders a dividend reinvestment plan (or any plan with similar effect) without the Shareholder’s prior written approval.

8. Legend on Certificates. The Shareholder hereby acknowledges and agrees that, during the Standstill Period, if any certificates are issued in respect of the Shareholder’s Voting Shares, each certificate shall be subject to stop transfer instructions and shall include the following legend; provided that, upon the Shareholder’s request, the Company shall remove the stop transfer instructions for any certificates representing Voting Shares that are subject to permitted liens:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER SET FORTH IN AN AGREEMENT, DATED AS OF [•], 2012, BETWEEN TRONOX LIMITED, ADDITIONAL SHAREHOLDER AND EXXARO RESOURCES LIMITED, INCLUDING, BUT NOT LIMITED TO, CERTAIN RESTRICTIONS AND LIMITATIONS ON THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF TRONOX LIMITED AND HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Upon expiration of the Standstill Period or otherwise within one business day after receipt by the Company of a demand by the Shareholder, the Company agrees to terminate the stop transfer instructions and remove the legend in connection with Transfers in compliance with applicable law and as permitted in accordance with this Deed.

9. Governance Matters.

(a) Size of Board. For as long as this Deed is in effect, the number of directors that will comprise the full Board shall be nine.

(b) Board Nominations.

(i) The nominating and corporate governance committee of the Board (the “Nominating Committee”) shall consist entirely of Non-affiliated Directors (as defined in the Company’s constitution) and shall nominate for election (1) that number of directors to be elected by the class vote of the holders of the Company’s Class A Shares (the “Class A Directors”) as set forth in Section 9(c) and (2) that number of directors to be elected by the class vote of the holders of the Company’s Class B Shares (the “Class B Directors”) as set forth in Section 9(c) provided that one of the Class A Directors must ordinarily be resident in Australia.

(ii) Subject to rules 2.2(d), 2.3(a) and 2.4(a) of the Company’s Constitution, the Nominating Committee shall nominate as Class B Directors the persons identified in a written nomination signed by the holders of a majority of the Class B Shares to be Class B Directors, provided that one of the directors designated by holders of Class B Shares must ordinarily be resident in Australia.

(c) Board Representation.

(i) “Class B Voting Interest” means, the quotient, expressed as a percentage, obtained by dividing (i) the aggregate number of issued Class B Shares by (ii) the aggregate number of issued Voting Shares. For as long as the Class B Voting Interest is at least ten percent (10%), holders of Class A Shares shall be entitled to vote separately as a class to elect the Class A Directors to the Board, and holders of Class B Shares shall be entitled to vote separately as a class to elect a number of Class B Directors to the Board, in each case as set forth below:

(1) If the Class B Voting Interest is at or above thirty percent (30%), the Board shall consist of six Class A Directors and three Class B Directors;

(2) If the Class B Voting Interest is below thirty percent (30%) but at or above twenty percent (20%), the Board shall consist of seven Class A Directors and two Class B Directors;

(3) If the Class B Voting Interest is below twenty percent (20%) but at or above ten percent (10%), the Board shall consist of eight Class A Directors and one Class B Director; and

(4) If the Class B Voting Interest is less than ten percent (10%), the Board shall consist of Class A Directors only.

(ii) When the number of Class B Directors:

(1) is reduced as a result of the Class B Voting Interest being below a designated threshold in Section 9(c)(i)(1)to (3) on the day that is 120 days prior to the Company’s annual general meeting; or

(2) is reduced as a result of the Class B Voting Interest falling below ten percent (10%) (at any time),

(each, a “Class B Triggering Event”), then the number of Class B Directors shall be reduced accordingly and the number of Class B Directors necessary to achieve such reduction shall resign from the Board (such resigning Class B Director(s) to be selected by the holders of a majority of the Class B Shares within ten (10) days after the occurrence of the Class B Triggering Event). If the number of Class B

Directors has not reduced by the tenth day after the date on which the Class B Triggering Event occurs, the number of Class B Directors shall be reduced automatically to the number set forth in Section 9(c)(i), with the Class B Director(s) whose last name(s) is alphabetically closest to the letters “ZZZZ” being designated the person(s) no longer eligible to serve on the Board and who automatically cease to be a Director pursuant to rule 2.10(e) of the Company’s constitution. Such cessation does not prevent the person being eligible for election or appointment as a director in the future.

(d) Board Committee Representation. For so long as such membership is permitted by all applicable law and stock exchange listing requirements (as determined in good faith by the Board), the Board will cause the number of Class B Directors, if any, to serve as members of the various standing committees of the Board (other than the Nominating Committee and the Special Committee) proportional to their representation on the Board, rounded down to the larger of the nearest whole number and one.

(e) Special Committee. As of and following the consummation of the transactions contemplated by the Transaction Agreements, the Board will form a special committee (the “Special Committee”) that will be comprised solely of Non-affiliated Directors, whose members are determined in the Board’s discretion to address all issues and matters relating to the transactions and other issues between the Shareholder and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, including under this Deed, the Transaction Agreements, the Company’s constitution, any Acquisition Proposal or any takeover, scheme of arrangement or other change of control transaction proposed by a holder of Class B Shares, or any Affiliate of a holder of Class B Shares, in relation to the Company, and under any other agreement or arrangement relating to the business and affairs of the Company involving the Shareholder and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand.

(f) Quorum. Meetings of the Board may be convened by the Chairman of the Board, any director, the CEO or in any other manner allowed by applicable law. As further provided in rule 10.2 of the Company’s constitution, all directors must receive written notice of any meeting of the Board at least five business days prior to such meeting, unless the notice requirement is waived by all directors. At least six directors (of whom at least one must be a Class B Director) must be present at all times for there to be a quorum at any meeting of the Board. If a Board meeting is adjourned because no Class B Director attends, and a quorum is not achieved at the second consecutive attempt to convene the Board meeting due to the failure of any Class B Director to attend, then the requirement for a Class B Director to constitute a quorum shall not apply with respect to such meeting only, and such meeting shall be deemed a quorate meeting, provided that each Director receives at least five business days written notice of the adjourned Board meeting in accordance with rule 10.2 of the Company’s constitution or waives that requirement in accordance with rule 34.5 of the Company’s constitution.

(g) Board Approval Provisions. The affirmative vote of any majority of directors present and voting at a quorate meeting is necessary to approve any matter properly submitted to the Board, except for the Board’s approval of the following matters (each, an “Extraordinary Matter”), each of which requires the affirmative vote of any six directors to approve such matter:

(i) the election or early termination of the chairman of the Board;

(ii) the appointment or termination of the Company’s Chief Executive Officer;

(iii) the delegation by the Board of any of its powers to a committee of the Board where such delegation authorizes the committee to bind the Company without further Board approval;

(iv) any proposed amendment to the Company’s constitution (other than technical amendments that do not involve any material change);

(v) the decision to pay any dividends on the Voting Shares;

(vi) the decision to adopt a dividend reinvestment plan;

(vii) the settlement of any material environmental claims in excess of US$50 million;

(viii) the issue of any Voting Shares or securities convertible or exercisable into Voting Shares other than Permitted Issuances where the amount to be issued when combined with any other Voting Shares or securities convertible or exercisable into Voting Shares in the previous 12 months would exceed 12% of the Company’s then-issued Voting Shares (and for the purposes of this calculation only any securities convertible or exercisable into Voting Shares shall be treated as though such conversion or exercise had occurred);

(ix) any material acquisition or disposition of the Company’s or any of its subsidiaries’ assets valued at more than US$250 million (on a consolidated basis), or represents more than 20% of the Company’s consolidated total assets, as set out in the most recent consolidated audited accounts;

(x) the entry by the Company or any of its subsidiaries into any agreement or obligation under which the consideration payable has an aggregate value in excess of US$250 million or representing more than 20% of the Company’s consolidated total long-term liabilities, as set out in the most recent consolidated audited accounts;

(xi) the Company’s entry into any other business area fundamentally different from its business following consummation of the transactions contemplated by the Transaction Agreements or the Company fundamentally changing the scope of any existing business area, including materially diversifying its business into new commodities, engaging in significant operations involving new minerals or materially engaging with other types of natural resources;

(xii) the sale of all, or substantially all, of the Company’s business or assets, or the issue or sale of a simple majority (or more) of the Voting Shares to any person other than a related body corporate; and

(xiii) the entry into any arrangements concerning, or in any way initiating, a proceeding for voluntary administration, winding-up, liquidation, dissolution, merger or consolidation.

(h) Dividend Policy. Subject to the Board’s determination that the Company and its subsidiaries have sufficient legal reserves, the parties agree to procure that the amount of the Company’s dividends will be based on, among other things, the Company and its subsidiaries’ results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant. Approval of the exact amount and timing of any dividend declarations and payments requires the affirmative vote of any six directors.

(i) Use of Information.

(i) Subject to the requirements of applicable law, regulation and rules (including the regulations and rules of any applicable stock exchange), the Shareholder shall, and shall cause its representatives and the Class B Directors, to keep confidential all information and documents of the Company and its Affiliates obtained by a Class B Director in such Class B Director’s capacity as a director unless such information (1) is or becomes publicly available other than as a result of a breach of this Section 9(h) by the Shareholder, including by way of actions taken by its representatives or such Class B Director; (2) was within the possession of the Shareholder or the Class B Director prior to it being furnished such information by or on behalf of the Company on a non-confidential basis; provided that the source of such information was not known by the Shareholder, its representatives or the Class B Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information; or (3) is or becomes available to the Shareholder or the Class B Director on a non-confidential basis from a source other than the Company or any of its representatives; provided that such source was not known to the Shareholder or the Class B Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information. Nothing in this Section 9(i)(i) shall prevent the Class B Directors, subject to compliance with applicable fiduciary duties, from sharing information with the Shareholder, which information will continue to be covered by the confidentiality provisions of this Section 9(i)(i).

(ii) The Shareholder may, at its expense on a business day during normal business hours, with reasonable prior notice to the Company’s management, visit and inspect the Company’s and its subsidiaries’ properties, examine its books of account and records, and discuss with members of management such company’s affairs, finances, and accounts. The Company shall provide to the Shareholder copies of the Monthly Accounts within 30 days following the end of each calendar month, within 45 days following the end of each fiscal half-year and within 45 days following the end of each fiscal year, such financial information about the Company’s operations as is necessary to permit the Shareholder to prepare the financial disclosures required to satisfy the Shareholder’s disclosure obligations. For purposes of this Section 9(i)(ii), “Monthly Accounts” means, to the extent prepared in the ordinary course of business, the Company’s unaudited, consolidated financial statements, including the balance sheets and statements of income and cash flows, for the relevant monthly period, prepared in accordance with AIFRS, separately identifying inter-company and related party transactions but not including footnotes.

(iii) The Shareholder hereby acknowledges that as a result of its receipt of information regarding the Company and its Affiliates it may be, or be treated as being, in possession of material non-public information (which for the purposes of this Section 9(i)(iii) includes information which could reasonably be expected to have a material effect on the price or value of a company’s securities) and it is aware of and agrees to comply with (and it will procure that its Affiliates and representatives comply with) securities laws in Australia and the United States in relation to that material non-public information. In addition, the Shareholder acknowledges that other foreign securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(j) Management. As of and following the consummation of the transactions contemplated by the Transaction Agreements, the parties hereto intend for the Chairman of the Board and the Company’s management then in office to continue in office. Any proposed candidate to replace the Company’s Chief Executive Officer shall require the Shareholder’s prior approval (not to be unreasonably withheld or delayed). The Company shall notify the Shareholder whenever it seeks candidates to replace the Company’s Chief Executive Officer, and the Shareholder shall be entitled to propose candidates for such position, which the Company shall consider in good faith with any other candidates submitted for such position. The appointment and termination of the Company’s Chief Financial Officer and all managing directors of the Company’s primary operating subsidiaries will be subject to approval by a simple majority of the Board.

(k) Exchange Act Reporting; Listing on the Exchange. The parties hereto shall use their reasonable best efforts to ensure that the Company remains current and timely in its reporting requirements under the Exchange Act and maintains its listing of the Class A Shares on the New York Stock Exchange (or other internationally recognized stock exchange agreed to by the Shareholder, such agreement not to be unreasonably withheld).

(l) Subsidiary Board Representation.

(i) For as long as the Class B Voting Interest is at least twenty percent (20%), the Shareholder may appoint the number of directors to serve on the board of each operating subsidiary of the Company, other than a South African Subsidiary to which the South African Broad Based Socio-Economic Empowerment Charter for the Mining Industry promulgated in terms of section 100(2) of the MPRDA, as amended, substituted or re-promulgated from time to time, applies, equal to one-third of all directors, rounded down to the larger of the nearest whole number and one. The Company shall procure the appointment of the person or persons identified in a written nomination signed by the holders of a majority of the Class B Shares as director(s) of such subsidiaries, provided such nominees comply with applicable legal requirements.

(ii) The Shareholder acknowledges and agrees that all strategic, financial and operating decisions concerning the Company and its subsidiaries will be made by the Company and that the directors of an operating subsidiary will be deemed to be acting in the best interests of the subsidiary if they act in good faith in the best interests of the Company.

10. Registration Rights.

(a) Demand Registrations.

(i) Requests for Registration. At any time following the expiration of the Standstill Period, the Shareholder may request in writing that the Company effect the registration of all or any part of the Registrable Securities held by the Shareholder and its Affiliates (a “Registration Request”). Promptly after its receipt of any Registration Request, the Company will use its commercially reasonable efforts to register, in accordance with the provisions of this Deed, all Registrable Securities (as defined below) that have been requested to be registered in the Registration Request. Any registration requested by the Shareholder pursuant to Section 10(a)(i) or 10(a)(iii) is referred to in this Deed as a “Demand Registration.” As used herein, the term “Registrable Securities” shall mean (1) Class A Shares deliverable upon any conversion of Class B Shares; (2) any other shares or securities that the Shareholder may be entitled to receive, or will have received pursuant to the Shareholder’s ownership of the Class B Shares, in lieu of or in addition to the Class B Shares; and (3) any shares or securities issued or issuable directly or indirectly with respect to the shares referred to in the foregoing clauses (1) and (2) by way of conversion or exchange thereof or share distribution or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, in each case held by the Shareholder. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (A) they have been effectively registered for sale under the Securities Act pursuant to a Registration Statement (as defined below) and disposed of in accordance with the Registration Statement; (B) they have been sold to the public pursuant to Rule 144 or other exemption from registration under the Securities Act; (C) they have been bought back and cancelled by the Company; or (D) when all remaining Registrable Securities can be sold pursuant to Rule 144 without limitation.

(ii) Limitation on Demand Registrations. At any time following the expiration of the Standstill Period, the Shareholder will be entitled to initiate no more than three Demand Registrations (including Short-Form Registrations permitted pursuant to Section 10(a)(iii)). No request for registration will count for the purposes of the limitations in this Section 10(a)(ii) if (1) the Shareholder determines in good faith to withdraw the proposed registration prior to the effectiveness of the prospectus and other documents filed with the Securities and Exchange Commission (the “Commission”) to effect a registration under the Securities Act (“Registration Statement”) relating to such request due to marketing conditions (but only if the Shareholder reimburses the Company for all fees with respect thereto) or regulatory reasons relating to the Company, (2) the Registration Statement relating to such request is not declared effective within 180 days of the date such Registration Statement is first filed with the Commission (other than solely by reason of matters relating to the Shareholder) and the Shareholder withdraws its Registration Request prior to such Registration Statement being declared effective, (3) prior to the sale of at least 90% of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order of requirement removed, withdrawn or resolved to the Shareholder’s reasonable satisfaction within thirty days of the date of such order, (4) more than 10% of the Registrable Securities requested by the Shareholder to be included in the registration are not so included pursuant to Section 10(a)(vi), or (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Shareholder).

(iii) Short-Form Registrations. Following the expiration of the Standstill Period, the Company will, if requested by the Shareholder and the use of such form is then available to the Company, use its commercially reasonable efforts to file a registration statement with the Commission on Form S-3 (“Short Form Registration”) providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Securities, pursuant to Rule 415. In no event shall the Company be obligated to effect any shelf registration other than pursuant to a Short-Form Registration.

(iv) Restrictions on Demand Registrations. If the filing, initial effectiveness or continued use of a registration statement, including a shelf registration statement pursuant to Rule 415, with respect to a Demand Registration would (1) require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Company (A) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (B) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (C) would in the good faith judgment of the Company reasonably be expected to have an adverse effect on the Company or its business if made at such time, or (2) would in the good faith and judgment of the Board reasonably be expected to have an adverse effect on the Company or its business or on the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may upon giving prompt written notice of such action to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants) delay the filing or initial effectiveness of, or suspend use of, such Registration Statement, provided, that the Company shall not be permitted to do so (x) more than two times during any twelve-month period or (y) for periods exceeding, in the aggregate, 100 days during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, such Shareholders agree to suspend, promptly upon their receipt of the notice referred to above, their use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Shareholder will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 10(a)(ii).

(v) Selection of Underwriters. If the Shareholder intends that the Registrable Securities covered by its Registration Request shall be distributed by means of an underwritten offering, the Shareholder will so advise the Company as a part of the Registration Request. In such event, the lead underwriter to administer the offering will be an Approved Bank chosen by the Shareholder.

(vi) Priority on Demand Registrations. If the managing underwriter advises the Company that in its reasonable opinion the number of Registrable Securities (and any other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (1) first, Registrable Securities of the Shareholder and (2) second, any other securities of the Company that have been requested to be so included.

(b) Piggyback Registrations.

(i) Right to Piggyback. At any time following the Transfer Prohibition Period, and subject to the restrictions and limitations on Transfers contained in Section 5, whenever the Company proposes to register any of its securities (other than a registration statement to be filed on Form S-8 or Form S-4 or any similar form from time to time or registration of shares of securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, lenders or vendors of the Company or in connection with dividend reinvestment plans, each a “Special Registration”) and other than a registration pursuant to Section 10(a), and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice (and in any event no later than fifteen business days prior to the filing of a Registration Statement with respect to such registration) to the Shareholder of its intention to effect such a registration and, subject to Section 10(b)(iii), will include in such registration all Registrable Securities with respect to which the Company has received a written request from the Shareholder for inclusion therein within five business days after the date of the Company’s notice (a “Piggyback Registration”). The Company may terminate or withdraw any registration under this Section 10(b) prior to the effectiveness of such registration, whether or not the Shareholder has elected to include its Registrable Securities in such registration, and the Company will have no liability to the Shareholder in connection with such termination or withdrawal.

(ii) Underwritten Registration. If the registration referred to in Section 10(b)(i) is proposed to be underwritten, the Company will so advise the Shareholder as a part of the written notice given pursuant to Section 10(b)(i). In such event, the right of the Shareholder to registration pursuant to this Section 10(b) will be conditioned upon Shareholder’s (together with the Company) entry into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

(iii) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten offering, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (1) first, the securities the Company proposes to sell, and (2) other securities of the Company that have been requested to be so included pro rata on the basis of the number of securities requested to be registered by the Shareholder or any other holder of securities.

(c) Registration Procedures. Subject to Section 10(a)(iv), whenever the Shareholder requests that any Registrable Securities be registered pursuant to Sections 10(a) or 10(b) of this Deed, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto. The Company shall use its commercially reasonable efforts to:

(i) prepare and file within 60 days of a request, with the Commission a Registration Statement with respect to such Registrable Securities, cooperate in all required filings with the Financial Industry Regulatory Authority and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable; provided that before filing a Registration Statement or any amendments or supplements thereto, the Company will, in the case of a Demand Registration, furnish to counsel to the Shareholder copies of all such documents proposed to be filed, which documents will be subject to review and comment by such counsel, and the Company will make such reasonable changes to the Registration Statement or any amendments or supplements thereto (including changes to, or the filing of amendments reflecting such changes to, documents incorporated by reference) as may be reasonably requested by the Shareholder subject to the Company’s obligations with respect to such Registration Statement;

(ii) prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (1) not less than (A) three months, (B) if such Registration Statement relates to an underwritten offering, such longer period as a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (C) one year in the case of shelf registration statements (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (2) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(iii) furnish to Shareholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (which for purposes of this Deed shall also include any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by the Shareholder;

(iv) register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholder reasonably requests and do any and all other acts and things that may be reasonably necessary to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholder (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(v) notify the Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to the Shareholder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi) notify the Shareholder (1) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (2) of any request by the Commission for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (3) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(vii) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(viii) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(ix) enter into such customary agreements (including underwriting agreements and, lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Shareholder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including making members of senior management of the Company available to participate in “road show” and other customary marketing activities to the extent not unreasonably interfering with the business of the Company);

(x) make available for inspection by the Shareholder and counsel to the Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Shareholder, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it shall be a condition to such inspection and receipt of such information that the inspecting person (1) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (2) agree to minimize the disruption to the Company’s business in connection with the foregoing;

(xi) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use commercially reasonable efforts to promptly obtain the withdrawal of such order;

(xii) obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request; and

(xiii) provide customary legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

(d) Furnishing of Information. As a condition to registering Registrable Securities, the Company may require the Shareholder to furnish the Company with such information regarding the Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

(e) Registration Expenses. Except as otherwise provided in this Deed, all expenses incidental to the Company’s performance of or compliance with this Deed, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants of the Company and other persons retained by the Company (collectively, “Registration Expenses”), will be borne by the Company. All underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities of the Shareholder or its Affiliates hereunder and any other expenses required by law to be paid by a selling security holder will be borne by the Shareholder.

(f) Holdback. In consideration for the Company agreeing to its obligations under this Deed, the Shareholder agrees in connection with any registration of Voting Shares (whether or not the Shareholder is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of Voting Shares, not to effect (other than pursuant to such registration) any public sale or distribution or other Transfer of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period (as defined below). For purposes of this Deed, “Holdback Period” means, with respect to any registered offering covered by this Deed, (i) 180 days, subject to customary “booster shot” provisions, after and during the ten days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, 90 days after the date of the prospectus supplement filed with the Commission in connection with such takedown and during such prior period (not to exceed ten days) as the Company has given reasonable written notice to the Shareholder or (ii) such shorter period as the Company, the Shareholder and the underwriter of such offering, if any, shall agree.

(g) Registration in Foreign Jurisdictions. If the Company does not list its Voting Shares in the United States and instead lists its Voting Shares in a jurisdiction other than the United States, then the Company and the Shareholder shall negotiate in good faith to enter into such amendments to this Deed as are necessary to ensure, that the Shareholder retains registration rights substantially similar to those granted under this Deed, as and to the extent permissible under the laws of such other jurisdiction.

(h) Rule 144 Reporting. With a view to making available to the Shareholder the benefits of certain Commission rules and regulations that may permit the sale of the Registrable Securities to the public without registration after such time as a public market exists for the Registrable Securities, the Company agrees to use its reasonable best efforts to take the following actions:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date that the Company becomes subject to the reporting requirements of the Securities Act and the Exchange Act;

(ii) file with the Commission, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii) furnish to the Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements) and such other reports and documents as the Shareholder may reasonably request in connection with availing itself of any rule or regulation of the Commission allowing it to sell any Registrable Securities without registration.

11. Termination.

(a) This Deed shall take effect on the date hereof and, subject to Section 11(b), remain in effect until the earliest of:

(i) the date on which the Company and the Shareholder agree in writing to the termination of this Deed;

(ii) the date on which the number of Voting Shares Beneficially Owned by the Shareholder (or Shareholders in aggregate, if there is more than one Shareholder at the relevant time) represent less than 5% of the Company’s total issued Voting Shares; provided that any automatic conversion of the Shareholder’s Class B Shares to Class A Shares pursuant to the Company’s constitution shall in no way affect any provision under this Deed or cause a termination of this Deed if the provisions of this Section 11(a)(ii) are otherwise not applicable; and

(iii) the date on which:

(1) the Shareholder pays the consideration in respect of a Unilateral Takeover Offer made by it in compliance with Section 3(c) containing a Non-waivable Majority of Minority Condition which has become wholly unconditional; or

(2) an Acquisition Proposal made by the Shareholder in compliance with Section 3(c) and approved by the Special Committee under which the Shareholder acquires Voting Shares representing at least 50% of the Voting Shares held by Non-affiliated Members completes.

(b) Following a termination of this Deed, Section 6 (Flip-in Rights) and Sections 11 (Termination) to 28 (Third Parties) inclusive shall survive termination. In addition, if this Deed terminates pursuant to Section 11(a)(ii), 9(c)(ii) (Board representation) also shall survive termination, and if this Deed terminates pursuant to Section 11(a)(iii), Section 4 (Preemptive Rights), Section 9(k) (Maintenance of listing) and 10 (Registration Rights) also shall survive termination.

12. Affiliates. A person or entity who at any time may be an Affiliate of the Shareholder shall be deemed to be an Affiliate of the Shareholder for purposes of this Deed while such person is an Affiliate of the Shareholder regardless of whether such person was such an Affiliate on the date hereof.

13. Specific Performance. Each of the parties hereto recognizes and acknowledges that this Deed is an integral part of the transactions contemplated in the Transaction Agreements, that the Company would not have entered into the Transaction Agreements and the Additional Shareholder would not have acquired the Voting Share unless this Deed was executed and that a breach by the Company of any covenants or agreements contained in this Deed will cause the Shareholder to sustain injury for which it would not have an adequate remedy at law for money damages, and a breach by the Shareholder of any covenants or agreements contained in this Deed will cause the Company and the Additional Shareholder to sustain injury for which they would not have an adequate remedy at law for money damages. Therefore each of the parties hereto agrees that in the event of any such breach by the Company or the Shareholder, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

14. Responsibility for Compliance; Shareholder Capacity.

(a) The Shareholder shall be responsible for ensuring that its Affiliates and representatives adhere to the terms of this Deed applicable to such persons as if such persons were original parties hereto, shall be responsible for any breach of this Deed by its Affiliates and representatives and shall take all reasonable measures to avoid any breach of this Deed by its Affiliates or representatives; provided, however, that any representative or Affiliate of the Shareholder serving as a director of the Company shall in no way be bound by the Shareholder’s obligations under this Deed in such person’s capacity as a director of the Company. The foregoing obligation shall not limit the remedies available to the Company or the Additional Shareholder for any breach of this Deed by any person.

(b) No person executing this Deed who is, or who becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his capacity as a director, and the agreements set forth herein shall in no way restrict any director in the exercise of his fiduciary duties as a director. The Shareholder executes and delivers this Deed solely in its capacity as the registered holder and Beneficial Owner of shares in the Company.

15. Additional Shareholder. The Additional Shareholder is entitled to the benefit of and may enforce this Deed, but it does not incur any obligation to either the Company or the Shareholder under it.

16. No Circumvention. Shareholder agrees not to, directly or indirectly, take any actions, act in concert with any person who takes an action, or cause or allow any of its Affiliates or representatives to take any actions (including the failure to take a reasonable action) such that the resulting effect is to undermine in any material respect the effectiveness of any of the provisions of this Deed or any of the Transaction Agreements.

17. Amendment and Modification. This Deed may be amended, modified and supplemented only by written agreement of the Shareholder and the Company (and the Additional Shareholder’s approval or signature shall not be required to give effect to any such amendment, modification or supplement ).

18. Notices. All notices, requests, demands and other communications required or permitted shall be deemed duly given (a) on the date of delivery if delivered personally, or by e-mail, telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to the Shareholder, to:

Exxaro Resources Limited
Roger Dyason Road
Pretoria West, 0183
South Africa
Attention: Riaan Koppeschaar
Facsimile: +27 12 307 4145
E-mail: riaan.koppeschaar@exxaro.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
51 W. 52nd Street
New York, New York 10019-6142
Attention: Peter O’Driscoll
Facsimile: +1 212 506 5151
E-mail: podriscoll@orrick.com

or to such other person or address as the Shareholder shall furnish to the Company;

(b)	If to the Company or the Additional Shareholder, to:

Tronox Limited
3301 N.W. 150th Street
Oklahoma City, Oklahoma 73134
Attention: General Counsel
Facsimile: +1 405 775 5155
E-mail: michael.foster@tronox.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Daniel Wolf
Yi	(Claire) Sheng
Facsimile: +1 212 446 4900
E-mail: daniel.wolf@kirkland.com
claire.sheng@kirkland.com

or to such other person or address as the Company shall furnish to the Shareholder in writing.

For the purposes of this Section 18, a business day is a day that is not a Saturday, Sunday or public holiday in New York.

19. Severability. The provisions of this Deed shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Deed, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Deed and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

20. Assignment.

(a) Subject to Section 20(b) and 20(c), this Deed and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise expressly provided for or permitted herein neither this Deed nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

(b) Each other party acknowledges and agrees that (i) the Additional Shareholder may transfer its Class A Share or an interest in its Class A Share to any other person provided the prior written consent of the Shareholder has been obtained (such consent not to be unreasonably withheld or delayed), and (ii) each other party has entered into a deed on the same terms as this Deed with the person to whom the Class A Share or interest in the Class A Share has been transferred. For the purposes of this clause, the Shareholder acknowledges and agrees that a transfer by the Additional Shareholder of its Class A Share or an interest in its Class A Share to an officer of the Company will be deemed to be reasonable.

(c) The prior written consent of the Additional Shareholder is not required for any assignment by another party in compliance with paragraph (a) provided that any assignee enters into a deed on the same terms as this Deed with the Additional Shareholder.

21. Governing Law. This Deed, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Deed or any Transaction Agreement or the negotiation, execution or performance of this Deed (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Deed or any Transaction Agreement or as an inducement to enter into this Deed or any Transaction Agreement), shall be governed by and construed in accordance with the laws of the State of Western Australia, Australia, without giving effect to any choice or conflict of law provision or rule (whether of the State of Western Australia, Australia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Western Australia, Australia to apply.

22. Jurisdiction and Venue.

(a) Any and all disputes, controversies and claims between or among the parties and arising under, relating to or in connection with this Deed, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the negotiation, execution, existence, validity, enforceability, performance or breach of this Deed (each, a “Dispute”), shall be brought exclusively in a court exercising jurisdiction in Western Australia (the “Western Australian Court”).

(b) The Shareholder irrevocably appoints Jason Rickets, Head of Office, Freehills, QV1 Building, 250 St. Georges Terrace, Perth, Western Australia 6000, as its true and lawful agent and attorney to accept and acknowledge service of any or all process against it in any action, suit or proceeding permitted by this Section 22, with the same effect as if such party were a resident of the State of Western Australia, and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile or electronic mail in accordance with Section 18. Each party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in the State of Western Australia, reasonably satisfactory to the other parties, with like powers.

(c) Each party hereby irrevocably submits to the exclusive jurisdiction of the Western Australian Court in connection with any Dispute.

(d) Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in any Western Australian Court, and any claim that any such action, suit or proceeding brought in a Western Australian Court has been brought in an inconvenient forum.

(e) Each party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Deed and in performing its obligations hereunder, and each party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Deed and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

23. Waiver of Jury Trial. Each party hereby unconditionally and irrevocably waives its right to trial by jury in any action, suit or proceeding in connection with any Dispute.

24. Counterparts. This Deed may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. Headings; Construction. The headings of the Sections of this Deed are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Deed. References in this Deed to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including”, when used in this Deed shall be deemed to be followed by the phrase “without limitation”. For purposes of this Deed, “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a governmental entity, and any permitted successors and assigns of such person.

26. Joint Draft. Each of the parties hereto participated in the drafting and negotiation of this Deed. If an ambiguity or question of intent or interpretation arises, this Deed must be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Deed.

27. Entire Agreement. Upon consummation of the transactions contemplated by the Transaction Agreements, this Deed, the Company’s constitution and the Transaction Agreements will set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

28. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their respective successors or assigns, any rights or remedies under or by reason of this Deed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Deed to be duly executed, all as of the day and year first above written.

EXECUTED as a Deed by EXXARO RESOURCES LIMITED:

/s/ W. A. de Klerk	/s/ Riaan Koppeschaar

Signature of director	Signature of director/secretary

Wim de Klerk	Riaan Koppeschaar

Name	Name

EXECUTED as a Deed by TRONOX LIMITED:

/s/ Michael J. Foster	/s/ Matthew A. Paque

Signature of director	Signature of director/secretary

Michael J. Foster	Matthew A. Paque

Name	Name

SIGNED, SEALED and DELIVERED by THOMAS CASEY in the presence of:	/s/ Thomas Casey
Signature of party

/s/ Matthew A. Paque
Signature of witness

Matthew A. Paque
Name

EXHIBIT A – FORM OF ACCESSION DEED

Accession Deed

DATE

PARTIES

[Transferor Shareholder] (“Transferor Shareholder”)

[New Shareholder] (“New Shareholder”)

[Continuing Shareholders] (“Continuing Shareholders”)

Tronox Limited
ACN 153 348 111 (“Company”)

RECITALS

A.	The Transferor Shareholder, the Continuing Shareholders and the Company are parties to the Deed.

B.	The Transferor Shareholder wishes to transfer the Transfer Shares to the New Shareholder.

C.	Under the Deed, it is a condition precedent to the Transferor Shareholder transferring its Shares that the New Shareholder executes this document under which the New Shareholder becomes bound by the Deed.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this document.

“Deed” means the Shareholder’s Deed between the Continuing Shareholders, the Transferor Shareholder and the Company dated [insert].

“Stated Time” means 5:00pm on [insert date of this deed].

“Transfer Shares” means any shares in the Company being transferred to the New Shareholder by the Transferor Shareholder.

1.2	Rules for interpreting this document

(a)	Headings are for convenience only, and do not affect interpretation.

(b)	A term (other than a term defined in clause 1.1) that is defined in the Deed has the same meaning in this document.

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2.	ASSIGNMENT OF RIGHTS AND ASSUMPTION OF OBLIGATIONS UNDER THE DEED

2.1	Assignment and assumption

(a)	With effect from the Stated Time:

(i)	the Transferor Shareholder assigns all its rights and interests under the Deed that relate to the Transfer Shares to the New Shareholder;

(ii)	the New Shareholder assumes all of the Transferor Shareholder’s obligations and liabilities under the Deed that relate to the Transfer Shares other than obligations and liabilities that arise before the Stated Time;

(iii)	the Continuing Shareholders release and discharge the Transferor Shareholder from all obligations under the Deed that relate to the Transfer Shares which fall due for performance after the Stated Time; and

(iv)	the New Shareholder is bound by and must comply with all of the Transferor Shareholder’s obligations under the Deed (other than obligations that arise before the Stated Time or which relate to shares in the Company retained by the Transferor Shareholder) as if the New Shareholder were a party to the Deed instead of the Transferor Shareholder.

(b)	[To be included only where the Transfer is a Permitted Transfer under Section 5(a)(i)(1), (3) and (4) of the Deed] [Notwithstanding the above, the Transferor Shareholder:

(i)	remains responsible for all of its liabilities and obligations that relate to the Transfer Shares (whether arising before or after the Stated Time); and

(ii)	must procure the New Shareholder to comply with all of its obligations under the Deed.]

[To be included only where the Transfer is a Permitted Transfer under Section 5(a)(i)(4)], provided that with respect to a Permitted Transfer under Section 5(a)(i)(4) of the Deed, the Transferor Shareholder shall be relieved of all of its obligations under the Deed with respect to the Transfer Shares the subject of an enforcement action upon the Permitted Financial Institution enforcing the pledge, encumbrance or lien the subject of the Permitted Transfer in compliance with Section 5(a)(i)(4) of the Deed, including the obligation to ensure that any subsequent Transfer occurs in accordance with Section 5 of the Deed.]

2.2	Effect of amendment

(a)	Except as expressly amended by this document, the Deed is confirmed and remains in full force and effect.

(b)	With effect from the Stated Time the New Shareholder is deemed to be, jointly and severally, the Shareholder (as that term is defined in the Deed) under the Deed.

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3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and warranties by New Shareholder

The New Shareholder represents and warrants to each other party as follows:

(a)	(Good Standing) The New Shareholder is [a company limited by shares] organised under the laws of [insert];

(b)	(Authority) The New Shareholder has full legal capacity and power to enter into the Deed and carry out the transactions that the Deed contemplates;

(c)	(Binding Agreement) Assuming the accuracy of the representation and warranty of the Company in Section 1(c) of the Deed, the Deed constitutes a legal, valid and binding agreement of the New Shareholder, enforceable against the New Shareholder in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought;

(d)	(Ownership of Shares) The New Shareholder, together with its Affiliates, Beneficially Owns [ ] Voting Shares; possesses rights to acquire [ ] Voting Shares; and has Voting Power in the Company of [ ] percent; and

(e)	(No Conflict) The Consummation of the transactions contemplated by the Deed will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, constitutive documents of the New Shareholder, any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking, to which the New Shareholder is a party or by which the New Shareholder or its properties may be bound, nor will such consummation violate any order, writ, injunction or decree of any Authority to which the New Shareholder or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair in any material respect the ability of the New Shareholder to perform its obligations under the Deed.

4.	NOTICES

For the purposes of the Notices section of the Deed, the New Shareholder’s address for service is:

Name:	[insert name]

Address:	[insert address]

Attention	[insert name]

Facsimile:	[insert facsimile no.]

Email:	[insert email address]

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5.	ADDRESS FOR SERVICE

The New Shareholder irrevocably appoints [agent for service located in Western Australia], as its true and lawful agent and attorney to accept and acknowledge service of any or all process against it in any action, suit or proceeding permitted by section 22 of the Deed.

6.	GENERAL

Sections 16 to 25 of the Deed shall apply to this document as if they were fully set out in this document.

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EXECUTED as a deed.

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

[Insert execution clauses]

Accession deed 5